UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2007

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 13, 2007, Prudential Financial, Inc., a New Jersey corporation (the “Company”), issued a news release announcing that it has called for redemption on May 21, 2007 (the “Redemption Date”) the entire outstanding $2,000,000,000 principal amount of its Floating Rate Convertible Senior Notes due November 15, 2035, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to but not including the Redemption Date.

The notes may be converted at any time prior to the close of business (Eastern Daylight Time) on May 17, 2007. Holders who wish to convert their notes must satisfy the requirements set forth in the notes and the indenture governing the notes. The Company will settle each $1,000 principal amount of notes surrendered for conversion by delivering cash and shares of the Company’s Common Stock, if any, equal to the sum of the daily settlement amounts for each of the ten trading days during the related observation period. The daily settlement amount for each of the ten trading days of the observation period will consist of: (1) an amount in cash equal to the lesser of $100 and the daily conversion value relating to such day, and (2) to the extent such daily conversion value exceeds $100, a number of shares of Common Stock equal to (A) the difference between such daily conversion value and $100 divided by (B) the Common Stock price for such day. Notes that are not converted prior to that time will be automatically redeemed on the Redemption Date.

The Company’s announcement that it has called the notes for redemption will have no effect on the Company’s obligation to repurchase the notes on May 15, 2007 at the option of the holders thereof, in accordance with the requirements set forth in the notes and in the indenture governing the notes. Interest due on the notes on May 15, 2007 will be payable in the usual manner.

(c)	Exhibits.

99.1	News release of the Company, dated April 13, 2007, announcing the redemption of its Floating Rate Convertible Senior Notes due November 15, 2035.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2007

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Stephen W. Gauster
Name:	Stephen W. Gauster
Title:	Assistant Secretary

Exhibit Index

Exhibit No.	Description
99.1	News release of the Company, dated April 13, 2007, announcing the redemption of its Floating Rate Convertible Senior Notes due November 15, 2035.